Exhibit 99.3

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show selected unaudited pro forma condensed combined financial information about the combined financial condition and results of First US Bancshares, Inc. (the “Company”), including per share data, after giving effect to the merger with The Peoples Bank (“TPB”) and other pro forma adjustments. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that assets and liabilities of TPB will be recorded by the Company at their respective fair values as of the merger date.  The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on June 30, 2018. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2018, and the year ended December 31, 2017, give effect to the transaction as if the transaction had become effective at January 1, 2018 and January 1, 2017, respectively.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not intend to represent or indicate the financial results of the combined company had the entities actually been combined at the beginning of each period presented or be indicative of what the combined company’s financial position would have been as of the dates presented. In addition, the unaudited pro forma combined consolidated financial statements do not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The fair values are estimates as of the date hereof, and actual amounts are still in process of being finalized. Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of the Current Report on Form 8-K/A to which this unaudited pro forma condensed combined financial information is filed as Exhibit 99.3 (the “Current Report”). The pro forma condensed combined financial information is derived from and should be read in conjunction with (1) the Company’s consolidated financial statements and related footnotes for the year ended December 31, 2017, (2) the Company’s unaudited interim condensed consolidated financial statements as of and for the three and six months ended June 30, 2018, and (3) the financial statements of TPB, which are filed as Exhibits 99.1 and 99.2 of the Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2018

(Dollars in Thousands)

			Historical[1]
	First US	The Peoples	Classification	Pro Forma			Pro Forma
	Bancshares, Inc.	Bank	Adjustments	Adjustments, Net			Combined
ASSETS
Cash and due from banks	$8,536	$1,831	$(129)	$—			$10,238
Interest-bearing deposits in banks	33,262	1,743	129	(23,157)	(a)		11,977
Total cash and cash equivalents	41,798	3,574	—	(23,157)			22,215
Federal funds sold	15,000	3,390	—	—			18,390
Investment securities available-for-sale, at fair value	141,421	6,042	—	—			147,463
Investment securities held-to-maturity, at amortized cost	24,319	—	—	—			24,319
Federal Home Loan Bank stock, at cost	1,413	692	—	—			2,105
Loans, net of the allowance for loan losses	355,529	150,419	—	(693)	(b)		505,255
Premises and equipment, net	26,336	1,209	—	17	(c)		27,562
Cash surrender value of bank-owned life insurance	15,079	—	—	—			15,079
Accrued interest receivable	1,959	429	—	—			2,388
Intangible assets
Core deposit intangible	—	—	—	2,048	(d)		2,048
Goodwill	—	—	—	7,552	(j)		7,552
Other real estate owned	2,181	—	—	—			2,181
Other assets	9,001	277	(235)	(245)	(e)		8,798
Total assets	$634,036	$166,032	$(235)	$(14,478)			$785,355

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$531,428	$136,759	$—	$342	(f)		$668,529
Accrued interest payable	444	34	—	—			478
Other liabilities	6,164	197	—	—			6,361
Short-term borrowings	10,366	13,000	—	—			23,366
Long-term debt	10,000	—	—	—			10,000
Deferred income taxes	—	235	(235)	—			—
Total liabilities	558,402	150,225	(235)	342			708,734
Common stock	73	1,027	—	(1,027)	(g)		73
Surplus	10,970	5,280	—	(2,981)	(g)	(h)	13,269
Accumulated other comprehensive income (loss), net of tax	(2,187)	16	—	(16)	(g)		(2,187)
Retained earnings	87,203	9,484	—	(10,796)	(g)	(i)	85,891
Less treasury stock	(20,414)	—	—	—			(20,414)
Noncontrolling interest	(11)	—	—	—			(11)
Total shareholders’ equity	75,634	15,807	—	(14,820)			76,621
Total liabilities and shareholders’ equity	$634,036	$166,032	$(235)	$(14,478)			$785,355

1The historical reclassification adjustments to The Peoples Bank’s historical information are presented to conform such financial information to the presentation of First US Bancshares’ consolidated balance sheet.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2018

(Dollars in Thousands, Except Per Share Data)

			Historical[1]
	First US	The Peoples	Classification	Pro Forma		Pro Forma
	Bancshares, Inc.	Bank	Adjustments	Adjustments, Net		Combined
Interest income:
Interest and fees on loans	$14,420	$3,816	$52	$385	(k)	$18,673
Interest on investment securities	2,089	147	—	—		2,236
Total interest income	16,509	3,963	52	385		20,909

Interest expense:
Interest on deposits	1,499	520	—	(235)	(l)	1,784
Interest on borrowings	194	95	—	—		289
Total interest expense	1,693	615	—	(235)		2,073

Net interest income	14,816	3,348	52	620		18,836

Provision for loan losses	1,360	—	—	—		1,360

Net interest income after provision for loan losses	13,456	3,348	52	620		17,476

Non-interest income:
Service and other charges on deposit accounts	911	97	31	—		1,039
Service charges on loans	—	82	(82)	—		—
Credit insurance income	318	—	—	—		318
Net gain on sales and prepayments of investment securities	105	—	—	—		105
Mortgage fees from secondary market	261	—	18	—		279
Other income, net	677	39	(19)	—		697
Total non-interest income	2,272	218	(52)	—		2,438

Non-interest expense:
Salaries and employee benefits	9,100	854	—	—		9,954
Net occupancy and equipment	1,762	348	(25)	—		2,085
Computer services	609	155	(51)	—		713
Fees for professional services	539	82	—	—		621
Amortization of intangible assets	—	—	—	256	(m)	256
Other expense	2,783	251	76	—		3,110
Total non-interest expense	14,793	1,690	—	256		16,739

Income before income taxes	935	1,876	—	364		3,175
Provision for income taxes	162	467	—	73	(n)	702
Net income	$773	$1,409	$—	$291		$2,473

Basic net income per share	$0.13					$0.39
Diluted net income per share	$0.12					$0.37

Average shares outstanding - basic	6,192			204		6,396
Average shares outstanding - diluted	6,571			204		6,775

1The historical reclassification adjustments to The Peoples Bank’s historical information are presented to conform such financial information to the presentation of First US Bancshares’ consolidated statement of operations.

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2017

(Dollars in Thousands, Except Per Share Data)

			Historical(1)
	First US	The Peoples	Classification	Pro Forma		Pro Forma
	Bancshares, Inc.	Bank	Adjustments	Adjustments, Net		Combined
Interest income:
Interest and fees on loans	$26,996	$6,776	$431	$710	(k)	$34,913
Interest on investment securities:
Taxable	3,410	255	(59)	—		3,606
Tax-exempt	304	—	—	—		304
Other interest and dividends	390	32	59	—		481
Total interest income	31,100	7,063	431	710		39,304

Interest expense:
Interest on deposits	2,407	680	—	(304)	(l)	2,783
Interest on short-term borrowings	122	91	—	—		213
Interest on long-term debt	177	—	—	—		177
Total interest expense	2,706	771	—	(304)		3,173

Net interest income	28,394	6,292	431	1,014		36,131

Provision for loan losses	1,987	255	—	—		2,242

Net interest income after provision for loan losses	26,407	6,037	431	1,014		33,889

Non-interest income:
Service and other charges on deposit accounts	1,880	144	63	—		2,087
Service charges on loans	—	132	(132)	—		—
Credit insurance income	715	—	—	—		715
Net gain on sales and prepayments of investment securities	229	—	—	—		229
Other income, net	1,842	530	(362)	—		2,010
Total non-interest income	4,666	806	(431)	—		5,041

Non-interest expense:
Salaries and employee benefits	17,374	2,070	—	—		19,444
Net occupancy and equipment	3,164	687	(43)	—		3,808
Other real estate/foreclosure expense, net	538	—	—	—		538
Amortization of intangible assets	—	—	—	512	(m)	512
Other expense	7,373	948	43	—		8,364
Total non-interest expense	28,449	3,705	—	512		32,666

Income before income taxes	2,624	3,138	—	502		6,264
Provision for income taxes	3,035 (2)	1,021	—	100	(n)	4,156
Net income (loss)	$(411)	$2,117	$—	$402		$2,108

Basic net income (loss) per share	$(0.07)					$0.33
Diluted net income (loss) per share	$(0.06)					$0.31

Average shares outstanding - basic	6,173			204		6,377
Average shares outstanding - diluted	6,491			204		6,695

(1)The historical reclassification adjustments to The Peoples Bank’s historical information are presented to conform such financial information to the presentation of First US Bancshares’ consolidated statement of operations.

(2)The Company’s provision for income taxes for the year ended December 31, 2017 included a one-time, non-cash charge to income tax expense of $2.471 million and a corresponding reduction in the net deferred tax asset. Refer to Note 11, “Income Taxes,” of the Notes to Consolidated Financial Statements of First US Bancshares’ Annual Report on Form 10-K as of and for the year ended December 31, 2017 for additional information.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

BALANCE SHEET AND STATEMENTS OF OPERATIONS

Note 1 — Basis of Presentation

In accordance with the transaction agreement, the Company acquired 100% of the capital stock of TPB for the purchase price of $23.4 million calculated on the net book value of TPB as of December 31, 2017 and a mutually agreed upon multiple of 1.62, less certain mutually agreed upon deductions that are described in the transaction agreement. Approximately 90% of the purchase price was paid in cash, and approximately 10% was paid in the form of unregistered shares of the Company’s common stock. The aggregate purchase price was subject to adjustment following the closing date of the transaction based on determination of TPB’s final net book value as of the date of closing. The calculation used herein assumes the determination of final net book value occurred on June 30, 2018.

The acquisition is accounted for under the acquisition method of accounting and accordingly, the assets and liabilities of TPB presented in the pro forma condensed combined balance sheet as of June 30, 2018 have been adjusted to their estimated fair values based upon conditions as of the acquisition date. Furthermore, the pro forma condensed combined statements of operations for the six-month period ended June 30, 2018 and year ended December 31, 2017 present information as if the acquisition date of the transaction had been effective as of January 1, 2018 and January 1, 2017, respectively. Since these are pro forma financial statements, the Company cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the entities been combined at those times. The fair value adjustments as of the date hereof are preliminary and actual amounts are still in the process of being finalized. Fair values are subject to refinement for up to one year following the closing date of the transaction as additional information becomes available.

Note 2 — Pro Forma Adjustments Footnotes

(a)

To record cash paid to acquire the net assets of TPB, plus an estimate of acquisition-related expenses totaling $1.3 million, net of tax. The cash portion of the purchase price was calculated as approximately 90% of the purchase price, less mutually agreed to adjustments as set forth in the transaction agreement. An additional amount was then added as net book value surplus, which represents the additional net book value of TPB as of June 30, 2018 over net book value as of December 31, 2017.

(b)

To adjust loans of TPB to approximate fair value. The loan fair value adjustment includes a discount of $2.2 million for credit deterioration of the acquired portfolio and a $218,000 discount for the impact of changes in market interest rates. These discounts were partially offset by the elimination of TPB’s allowance for loan losses which totaled $1.7 million immediately prior to the transaction.

(c)	To record fair value adjustment to increase premises and equipment by $17,000.
(d)	To record a core deposit intangible asset of $2.0 million to be amortized over a 7-year useful life using an accelerated method.
(e)	To record fair value adjustments of other assets, as well as reductions to net deferred tax assets associated with deferred taxes on the net fair value adjustments.
(f)	To record premium on time deposits based on the impact of change in market interest rates. The premium will be accreted as a reduction to interest expense over five years.
(g)	To record the purchase of all capital stock of TPB and relieve related shareholders’ equity balances.
(h)

Adjustments to surplus include an increase in the Company’s surplus of $2.3 million, or approximately 10% of the purchase price, representing the common shares issued as set forth in the transaction agreement.

(i)	Adjustments to retained earnings include a decrease of $1.3 million representing the after-tax estimate of acquisition-related expenses.
(j)

To record goodwill of $7.6 million resulting from the difference between the purchase price and the identifiable adjustments to net assets. The table below summarizes the assets acquired and liabilities assumed, as well as fair value adjustments associated with the transaction. As defined in the transaction agreement, the purchase price includes both the adjusted purchase price on the baseline net book value of TPB as of December 31, 2017, as well as the adjusted net book value surplus of TPB as of June 30, 2018.

(k)	To record accretion of credit and interest rate adjustments on the loan portfolio.
(l)	To record accretion on interest rate adjustments for time deposits.
(m)	To record amortization of core deposit intangible.
(n)	To record tax effect at an estimated effective tax rate of 20%.

NET ASSETS ACQUIRED FROM THE PEOPLES BANK

	Acquired as of	Fair Value	Fair Value as of
	June 30, 2018	Adjustments	June 30, 2018
	(Dollars in Thousands)
Assets Acquired:
Cash and cash equivalents	$3,574	$—	$3,574
Federal funds sold	3,390	—	3,390
Investment securities	6,042	—	6,042
Federal Home Loan Bank stock, at cost	692	—	692
Loans, net of allowance for loan losses	150,419	(693)	149,726
Premises and equipment, net	1,209	17	1,226
Other assets	471	(245)	226
Core deposit intangible	—	2,048	2,048
Total assets acquired	$165,797	$1,127	$166,924

Liabilities Assumed:
Deposits	136,759	342	137,101
Short-term borrowings	13,000	—	13,000
Other liabilities	231	—	231
Total liabilities assumed	149,990	342	150,332

Shareholders’ Equity Assumed:
Common stock	1,027	(1,027)	—
Surplus	5,280	(5,280)	—
Accumulated other comprehensive income, net of tax	16	(16)	—
Retained earnings	9,484	(9,484)	—
Total shareholders’ equity assumed	15,807	(15,807)	—

Total liabilities and shareholders’ equity assumed	$165,797	$(15,465)	$150,332

Net Assets Acquired			$16,592
Purchase Price			24,144
Goodwill			$7,552